Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VIASYSTEMS GROUP, INC.
February 11, 2010
     The undersigned duly authorized officer of Viasystems Group, Inc., a Delaware corporation, hereby certifies the following:
     1. The name of the corporation is Viasystems Group, Inc. (the “Corporation”). The name under which the Corporation originally was incorporated was Circo Craft Holding Company, and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was August 28, 1996.
     2. The amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation, as previously amended and restated (the “Certificate of Incorporation”), contained herein have been duly adopted in accordance with Section 242 and 245 of the of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of stockholders in accordance with Section 228 of the DGCL.
     3. Article FOURTH of the Certificate of Incorporation is amended by adding the following Section E at the end thereof:
“E. Effective immediately upon the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment to the Certificate of Incorporation, as amended, and without any action on the part of any holder thereof, (1) a reverse stock split shall be effected pursuant to which each outstanding share of Common Stock will be converted into 0.083647 of a share of newly issued common stock, $.01 par value per share (the “New Common Stock”), with all shares of the New Common Stock so issued to each holder of Common Stock to be aggregated and with any fractional share remaining after such aggregation to be cancelled in exchange for the right to receive a cash payment of $25.00 per share of New Common Stock (the “Fractional Share Amount”), (2) a reclassification of the Class A Junior Preferred Stock, par value $.01 per share, of the Corporation (the “Class A Preferred Stock”) and the Class B Senior Convertible Preferred Stock, par value $.01 per share, of the Corporation (the “Class B Preferred Stock”) shall be effected pursuant to which (a) each outstanding share of Class A Preferred Stock will be reclassified as, and converted into, 8.478683 shares of New Common Stock, with all shares of New Common Stock so issued to each holder of Class A Preferred Stock to be aggregated and with any fractional share remaining after such aggregation to be cancelled in exchange for the right to receive the Fractional Share Amount, and (b) each share of Class B Preferred Stock then outstanding will be reclassified as, and converted into, 1.416566 shares of New Common Stock, with all shares of New Common Stock so issued to each holder of Class B Preferred Stock to be aggregated and with any fractional share remaining after such aggregation to be cancelled in exchange for the right to receive the Fractional Share Amount, and (c) all matters set forth in the previously filed Certificates of Designation, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions with respect to the Class A Preferred Stock and the Class B Preferred Stock will be eliminated from the Certificate of Incorporation, as amended. All certificates representing shares of Common Stock, Class A Preferred Stock, and Class B Preferred Stock outstanding immediately prior to the filing of the Certificate of Amendment shall, until surrendered for exchange, represent the number of whole shares of New Common Stock as provided above.”
     4. This Certificate of Amendment of the Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.
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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be signed pursuant to Section 103(a)(2) of the DGCL by the undersigned duly authorized officer of the Corporation as of the date first set forth above.

/s/ David M. Sindelar
David M. Sindelar
Chief Executive Officer

Signature Page to
Certificate of Amendment
of
Certificate of Incorporation
of
Viasystems Group, Inc.